                                                                    EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           ROCKY SHOES & BOOTS, INC.,

                                    AS BUYER,

                               GATES-MILLS, INC.,

                                   AS SELLER,

                                       AND

                                  ROBERT GATES,

                                       AND

                            ELIZABETH GATES CAMARRA,

                            AS SHAREHOLDERS OF SELLER

                              DATED APRIL 14, 2003

                                TABLE OF CONTENTS

                                                                               Page
                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

Section 1.1       Purchase and Sale of Assets...................................1

                                   ARTICLE II
           EXCLUDED ASSETS; RETAINED LIABILITIES; ASSUMED LIABILITIES

Section 2.1       Excluded Assets...............................................1
Section 2.2       Retained Liabilities..........................................1
Section 2.3       Assumed Liabilities...........................................2

                                   ARTICLE III
                                 PURCHASE PRICE

Section 3.1       Purchase Price................................................2
Section 3.2       Payment of the Initial Purchase Price.........................2
Section 3.3       Deferred Purchase Price.......................................2

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1       Representations and Warranties of Seller and Shareholders.....2
Section 4.2       Representations and Warranties of Buyer.......................7

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

Section 5.1       Non-assignable Contracts and Permits..........................8
Section 5.2       Preservation of Books and Records; Post-Closing Access........8
Section 5.3       Further Assurances............................................8
Section 5.4       Sales and Transfer Taxes......................................9
Section 5.5       Name Change...................................................9

                                   ARTICLE VI
                                EMPLOYEE MATTERS

Section 6.1       Employees.....................................................9
Section 6.2       Retained Obligations..........................................9



                                   ARTICLE VII
                                   TAX MATTERS

Section 7.1       Tax Returns...................................................9
Section 7.2       Cooperation..................................................10
Section 7.3       Access to and Destruction of Books and Records...............10
Section 7.4       Confidentiality..............................................10
Section 7.5       Allocation of Total Purchase Price...........................10
Section 7.6       Tax Examinations.............................................11

                                  ARTICLE VIII
         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDERS

Section 8.1       Certificates from Buyer......................................11
Section 8.2       No Legal Action..............................................11
Section 8.3       Initial Purchase Price.......................................12
Section 8.4       Escrow of Trademark Assignments..............................12
Section 8.5       Legal Opinion................................................12

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 9.1       Certificates from Seller and Shareholders....................12
Section 9.2       No Legal Action..............................................12
Section 9.3       Release of Encumbrances......................................13
Section 9.4       Bill of Sale.................................................13
Section 9.5       Required Consents............................................13
Section 9.6       Letters of Credit............................................13
Section 9.7       Liability Insurance Binder...................................13
Section 9.8       Assignment of License........................................13
Section 9.9       Non-Competition and Non-Solicitation Agreement with Seller...13
Section 9.10      Employment Relationships.....................................13
Section 9.11      Consulting Agreement.........................................13
Section 9.12      Non-Competition and Non-Solicitation Agreements..............13
Section 9.13      Legal Opinion................................................13

                                    ARTICLE X
                                     CLOSING

Section 10.1      Closing......................................................14

                                   ARTICLE XI
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 11.1      Survival.....................................................14
Section 11.2      Indemnification of Buyer.....................................15

Section 11.3      Notice to Seller and Shareholders............................15
Section 11.4      Indemnification of Seller and Shareholders...................16
Section 11.5      Notice to Buyer..............................................16
Section 11.6      Right of Set-Off.............................................16

                                   ARTICLE XII
                                  MISCELLANEOUS

Section 12.1      Amendments...................................................17
Section 12.2      Waivers......................................................17
Section 12.3      Notices......................................................17
Section 12.4      Entire Agreement.............................................18
Section 12.5      Assignability; Third-Party Rights............................18
Section 12.6      Governing Law................................................18
Section 12.7      Headings; Definitions........................................18
Section 12.8      Counterparts.................................................18
Section 12.9      Bulk Transfer Waiver.........................................18
Section 12.10     Expenses.....................................................19
Section 12.11     Publicity....................................................19

                                  ARTICLE XIII
                                   DEFINITIONS

Section 13.1      Definitions..................................................19


                                    SCHEDULES

2.1               Customers
4.1(c)            Required Consents
7.5               Allocation of Total Purchase Price
9.6               Letters of Credit
9.11              Key Employees
13.1(a)           Raw Materials Inventory
13.1(b)           Finished Goods Inventory



                                    EXHIBITS

8.4      Escrow of Trademark Assignments
9.4      Bill of Sale
9.9      Non-Competition and Non-Solicitation Agreement

                               DISCLOSURE SCHEDULE

Section 4.1(b)      Authority; No Conflicts
Section 4.1(c)      Consents
Section 4.1(e)      Undisclosed Liabilities
Section 4.1(f)      Litigation; Governmental Order
Section 4.1(i)      Contracts
Section 4.1(k)      Intellectual Property
Section 4.1(l)      Title; Encumbrances
Section 4.1(m)      Condition of Assets
Section 4.1(q)      Absence of Changes

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of this 14th day of April, 2003 (this "AGREEMENT"), by and among ROCKY SHOES & BOOTS, INC., an Ohio corporation ("BUYER"), GATES-MILLS, INC., a New York corporation ("Seller"), and ROBERT GATES AND ELIZABETH GATES CAMARRA (individually, the "SHAREHOLDER" and collectively, the "SHAREHOLDERS").

     WHEREAS, Seller is a designer, sourcer and seller of gloves (such business, as conducted by Seller as of the date of this Agreement is hereinafter referred to as the "BUSINESS"); and

     WHEREAS, Seller wishes to transfer the Business to Buyer, and Buyer desires to acquire the Business, by purchasing the "Assets" (as hereinafter defined) in exchange for the "Total Purchase Price" (as hereinafter defined), as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, mutual covenants, and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller, and Shareholders hereby covenant and agree as follows:

     Capitalized terms not otherwise defined herein have the meanings assigned to them in Section 13.1 of this Agreement.

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

     SECTION 1.1 PURCHASE AND SALE OF ASSETS. At the Closing, Seller shall sell, assign, convey, transfer, and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller's right, title, interest, and claims in and to all of the Assets, free and clear of all Encumbrances.

                                   ARTICLE II
           EXCLUDED ASSETS; RETAINED LIABILITIES; ASSUMED LIABILITIES

     SECTION 2.1 EXCLUDED ASSETS. Following the Closing Date, Seller shall retain all right, title and interest in and to the Excluded Assets, including the Excluded Inventory. With respect to the Excluded Inventory, Seller may dispose of any Excluded Inventory to (a) TJ Maxx, Winners, VF Uniform Services or any other party not listed on Schedule 2.1 hereto, or (b) with Buyer's prior consent, which consent shall be acted upon within 48 hours after notice and shall not be unreasonably withheld, to any party listed on Schedule 2.1.

     SECTION 2.2 RETAINED LIABILITIES. Buyer shall not assume, and shall not be deemed to have assumed or otherwise be responsible for, any Retained Liabilities, all of which shall remain the responsibility of Seller following the Closing.

     SECTION 2.3 ASSUMED LIABILITIES. Buyer shall assume and agree to pay, satisfy and discharge when due (subject to any defenses or offsets asserted in good faith against the obligee to whom such Liabilities are owed) all Assumed Liabilities.

                                   ARTICLE III
                                 PURCHASE PRICE

     SECTION 3.1 PURCHASE PRICE. The purchase price for the Assets shall be the Total Purchase Price.

     SECTION 3.2 PAYMENT OF THE INITIAL PURCHASE PRICE. Buyer shall deliver to Seller the Initial Purchase Price at Closing.

     SECTION 3.3 DEFERRED PURCHASE PRICE. In addition to the Initial Purchase Price payable at the Closing pursuant to Section 3.2 hereof, Buyer shall pay the Deferred Purchase Price to Seller only as follows:

     (a) Twenty-five percent (25%) of Net Sales of the Seller's product line invoiced by Buyer to the customers listed on Schedule 2.1 hereto between the Closing Date and December 31, 2003, in excess of $5,125,000 and up to $11,125,000; and

     (b) Five percent (5%) of Net Sales of Seller's product line invoiced by Buyer to the customers listed on Schedule 2.1 hereto between the Closing Date and December 31, 2003, in excess of $11,125,000.

     (c) The Deferred Purchase Price payable under this Section 3.3 shall be paid monthly by the 20th day of each month and payment shall be accompanied by a listing of applicable invoices and amounts during the prior month, which information Seller shall keep confidential. Seller shall have the right to audit Buyer's invoices during February 2004. If the audits demonstrate that the Deferred Purchase Price paid to Seller is less than 95% of what should have been paid as the Deferred Purchase Price, Buyer will pay the reasonable cost of such audit up to a maximum of $2,500.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS. Seller and Shareholders, jointly and severally, represent and warrant to Buyer that:

     (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business and in good standing under the laws of all other states in which it is required to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the Business or the Assets, and has full power and authority to own, operate and lease the Assets and carry on the Business as now presently conducted and as proposed to be conducted.

           (b) Authority; No Conflicts.

               (i) Seller has full power and authority to execute and deliver the Seller Transaction Documents and to perform all of its obligations pursuant to the Seller Transaction Documents. The execution, delivery and performance of the Seller Transaction Documents by Seller have been duly authorized and approved by the board of directors of Seller, are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. The Seller Transaction Documents have been duly executed and delivered by Seller and assuming the enforceability of the Agreement (and each other Seller Transaction Document) against Buyer, constitute (and, when executed and delivered, each other Seller Transaction Document will constitute) valid and binding obligations of Seller, enforceable against Seller in accordance with its terms. Except as set forth in
          Section 4.1(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller do not result in, and the consummation of the transactions contemplated hereby shall not result in, (A) a violation of any provision of its Articles of Incorporation or By-laws or similar organizational document, (B) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any indenture, trust deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to it, (C) a violation of any provision of any lease, agreement, instrument, court order, arbitration award, judgment or decree to which it is a party or by which it is or its Assets are bound, (D) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any contract, agreement, instrument or obligation to which it is a party, (E) a violation of any other restriction of any kind or character to which it or its property is subject, or (F) the creation of any Encumbrance upon any of the Assets.

               (ii) Shareholders have full legal right, capacity, power, and authority to enter into, execute and deliver this Agreement and to perform their duties hereunder. Shareholders have approved the transactions contemplated hereunder pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by Shareholders. Shareholders have taken all necessary corporate action with respect to Seller to approve this Agreement and the transactions contemplated hereunder and each of the Seller Transaction Documents to be entered into by Seller. This Agreement has been duly executed and delivered by Shareholders and constitutes the valid and binding obligation of Shareholders, assuming the enforceability of the Agreement against the Buyer, enforceable against them in accordance with its terms. Except as set forth in Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement by Shareholders and the consummation of the transactions contemplated hereby do not and will not (A) violate, conflict with, or result in a breach or default under any of the terms, provisions, or conditions of any Law, judgment, decree or ruling of any applicable court, Governmental Authority, or any agreement or instrument to which any Shareholder is a party, (B) result in the creation of any Encumbrance upon any of the Assets, (C) accelerate or give any party thereto the right to accelerate or modify the time within which, or the terms under which, any Shareholder is to perform any such agreement or instrument affecting the Assets, or (D) require the consent or approval of any Person, Governmental Authority, or other entity, or any notice to or filing with any such Person, Governmental Authority or entity, other than consents to be obtained by Seller and delivered at the Closing. Shareholders hereby represent and warrant that they have received adequate and sufficient consideration for their execution and delivery of this Agreement, including without limitation, the performance of their obligations under Article XI hereof.

     (c) Consents. Section 4.1(c) of the Disclosure Schedule sets forth (i) all consents and approvals of Governmental Authorities required to be obtained by Seller to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) all consents required to be obtained from third parties to consummate the transactions contemplated hereby (including but not limited to the assignment of the Contracts) (collectively, the "Consents"). Any and all Required Consents are separately identified in Section 4.1(c) of the Disclosure Schedule and are set forth on Schedule 4.1(c) hereto.

     (d) Financial Statements. From and after December 31, 2000, Seller has maintained its books of account in accordance with applicable Law and GAAP and all such books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets, and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the Financial Statements. Seller has delivered the Financial Statements to Buyer prior the execution of this Agreement. The Financial Statements have been prepared in conformity with applicable Law and GAAP and are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets, liabilities, financial position, results of operations and changes in financial position of Seller for the periods covered thereby.

     (e) No Undisclosed Liabilities. Except as set forth in Section 4.1(e) of the Disclosure Schedule, Seller has no Liabilities, other than Liabilities (i) disclosed or provided for in the 2002 Financial Statements; (ii) disclosed in or arising under or relating to matters disclosed in this Agreement or on the Disclosure Schedule; or (iii) incurred since the date of the 2002 Financial Statements in the ordinary course of business consistent with past practice.

     (f) Litigation; Governmental Order. Except as set forth in Section 4.1(f) of the Disclosure Schedule, there is no litigation, at law or in equity, and there are no Actions pending or, to the Knowledge of Seller or Shareholders, threatened by or against the Business or affecting any of the Assets. Neither the Business nor any of the Assets is subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority). The Seller is not in default with respect to any Governmental Order applicable to the Business.

     (g) Compliance with Laws. The Business and the Assets are, to the knowledge of Seller and Shareholders, in compliance with and, within all applicable statutes of limitation periods, have complied with, all Laws and Governmental Orders applicable to the Business or any of the Assets. There is not any judgment outstanding or, to the Knowledge of Seller or Shareholders, threatened which affects the title or interest of Seller in or to any of the Assets or its power or right to sell, convey, transfer or assign the same to Buyer or would prevent or affect the operation of the Business and the use of the Assets by Buyer, as presently operated and used by Seller. Seller has not received notice of any violation of any Laws or Governmental Orders relating to the operation of the Business or to the Assets and Seller is not aware of any threatened claim of such a violation (including any investigation relating thereto).

     (h) Environmental Matters. To the knowledge of Seller and Shareholders, (i) the Business and the Assets comply and have complied with all applicable Environmental Laws, and possess and comply with and have possessed and complied with all Environmental Permits, except where the failure to comply with all applicable Environmental Laws or possession and compliance with all Environmental Permits would not reasonably be expected to have a material adverse effect on the Business or the Assets; (ii) there are and have been no Hazardous Materials at any property owned or operated by Seller or otherwise used by the Business now or in the past, or at any other location, in conditions or concentrations that could give rise to any liability to the owner of the Business or the Assets or result in costs to the owner of the Business or the Assets arising out of any Environmental Law; (iii) there are no past, present, or anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could be expected to prevent, or materially increase the burden on the owner of the Business or the Assets of complying with any Environmental Law applicable to the Business or the Assets or obtaining, renewing, or complying with any Environmental Permit required under such laws; and (iv) Seller has provided to Buyer true and complete copies of all Environmental Reports in Seller's possession or control.

     (i) Contracts. True and complete copies of all Contracts and all modifications, amendments and renewals thereof have been furnished to Buyer and such Contracts represent all Contracts of Seller in conjunction with the operation of the Business. Section 4.1(i) of the Disclosure Schedule lists all such Contracts described in the immediately preceding sentence. Each Contract:
(i) is valid and binding and in full force and effect, (ii) is being complied with and has not been breached by any other party thereto in any material manner, and (iii) no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration under the Contracts. Except as set forth in Section 4.1(i) of the Disclosure Schedule, to the Knowledge of Seller or Shareholders, no Contract is non-assignable or would, in the event it were assigned, constitute a violation of any Law, contract, commitment or other agreement.

     (j) Taxes. To the Knowledge of Seller and Shareholders, there are no proposed assessments of additional Taxes or potential deficiencies affecting or which could affect the Assets.

     (k) Intellectual Property.

               (i) Section 4.1(k) of the Disclosure Schedule contains a list of all IP Assets, together with a summary description and full information in respect of any such items.

               (ii) Except as disclosed on Section 4.1(k) of the Disclosure
          Schedule: (A) Seller owns the entire right, title and interest in and to, or has the right to use, all the Intellectual Property listed on
          Section 4.1(k) of the Disclosure Schedule and all other Intellectual Property necessary or desirable to conduct the Business as it currently is being conducted and consistent with past practice; (B) all of the IP Assets are valid, enforceable and unexpired, are free of Encumbrances, have not been abandoned, do not infringe or otherwise impair the Intellectual Property of any third party and are not being infringed or impaired by any third party; (C) no Governmental Order has been rendered or, to the Knowledge of Seller or Shareholders, is threatened by any Governmental Authority which would limit, cancel or question the validity of (or Seller, or any Affiliate's right to own or use) any IP Assets; (D) no Action is pending or, to the Knowledge of Seller or Shareholders, threatened that seeks to limit, cancel or question the validity of (or Seller's, or an Affiliate's right to own or use) any IP Assets; (E) Seller has taken all reasonable steps to protect, maintain and safeguard the IP Assets, and has made all filings and executed all agreements necessary or desirable in connection therewith; (F) no party to an IP License is, or is alleged to be, in breach or default thereunder; and (G) with regard to any IP Licenses, the transactions contemplated by this Agreement do not require the consent of any third party and will not cause any payments to be due thereunder.

     (l) Title; Encumbrances. Seller has, except as set forth in Section 4.1(l) of the Disclosure Schedule, and will convey to Buyer at the Closing, good and marketable title to all of the Assets, free and clear of all Encumbrances and title defects.

     (m) Condition of Assets. As to the inventory portion of the Assets which Buyer is acquiring, the inventory has no defects, is merchandise of first quality, and is saleable as such in the ordinary course of business. Except as set forth in Section 4.1(m) of the Disclosure Schedule, (A) no customer has made a claim or demand to Seller to return any portion of the inventory included in the Assets, which inventory is set forth on Schedules 13.1(a) and 13.1(b) hereto; (B) to the Knowledge of Seller and Shareholders, there are no claims, and there is no basis for any claims, by a customer of Seller for the return of any inventory sold to customers from April 1, 2002 through the Closing Date based on the product not meeting specifications or unsatisfactory product quality; and (C) Seller has not agreed to any returns of any product from any customer sold from April 1, 2002 through the Closing Date which have not been satisfied in full by Seller prior to the Closing Date.

     (n) Brokers. Seller has retained no broker in connection with this Agreement.

     (o) Product Issues. There is no alleged or actual error, omission, or other defect in the products sold by the Business which could reasonably be expect to have a material adverse effect on the Business. There has not been any occurrence involving any product warranty claims, recall, rework or retrofit relating to any product which has been manufactured, shipped or sold in the Business which could reasonably be expected to have a material adverse effect on the Assets or the Business.

     (p) Permits. Seller holds all Permits that are required in order to permit it to carry on the Business so as to comply in all material respects with all applicable Laws.

     (q) Absence of Changes. Except as set forth in Section 4.1(q) of the Disclosure Schedule, since December 31, 2002, there has been no Material Adverse Change to the Assets to be delivered by Buyer under the Contracts after Closing, and there are no events with respect to any of the foregoing that, to the Knowledge of Seller or Shareholders, threaten to disrupt, prevent or impair the Assets in a materially adverse manner.

     (r) Disclosure. Neither this Agreement, the Disclosure Schedule, nor any certificate, schedule, list, or other instrument or information required to be furnished by Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants that:

     (a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, is qualified to do business and in good standing under the laws of all other states in which it is required to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on Buyer, and has full power and authority to own, operate and lease the Assets and carry on the Business as now presently conducted and as proposed to be conducted.

     (b) Authority; No Conflicts. Buyer has full power and authority to execute and deliver the Buyer Transaction Documents and to perform all of its obligations pursuant to the Buyer Transaction Documents. The execution, delivery and performance of the Buyer Transaction Documents by Buyer are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. The Buyer Transaction Documents have been duly executed and delivered by Buyer and assuming the enforceability of the Agreement (and each other Buyer Transaction Documents) against Seller and Shareholders, constitute (and, when executed and delivered, each other Buyer Transaction Document will constitute) valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer do not result in, and the consummation of the transactions contemplated hereby will not result in: (i) a violation of any provision of its Articles of Incorporation or Code of Regulations or similar organizational document, (ii) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under, any indenture, trust deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to it, (iii) a violation of any provision of any lease, agreement, instrument, court order, arbitration award, judgment or decree to which it is a party or by which it or its property is bound, (iv) a default (or event which with notice or lapse of time or both would constitute a default) under, or the acceleration of any obligation under any contract, agreement, instrument or obligation to which it is a party, or (v) a violation of any other restriction of any kind or character to which it or its property is subject except, in each case, any such violations or defaults which would not materially impair the ability to perform under this Agreement and to consummate the transactions contemplated hereby.

     (c) Consents. Buyer has, or as of Closing will have, obtained all consents and approvals required to be obtained by it to enter into and perform under this Agreement and to consummate the transactions contemplated hereby.

     (d) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

     SECTION 5.1 NON-ASSIGNABLE CONTRACTS AND PERMITS. If, as of the Closing, an attempted assignment of any contract, commitment or other agreement would be ineffective or would affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate with Buyer in a mutually acceptable arrangement, at Seller's cost, to provide for Buyer the benefit (including the economic benefit) of such contract, commitment, or other agreement (other than legal title). If, and so long after the Closing as, such assignment shall not have been made, Seller shall: (i) to the extent that such action shall not result in violation of such contract, commitment or other agreement, transfer to Buyer all assets and rights, including all monies, received in respect of such contract and hold such contract, commitment or other agreement in trust for Buyer, and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of such contract, commitment or other agreement (other than legal title), or any of such contract, commitment or other agreement has been canceled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Buyer) as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefit) of such contract, commitment or other agreement (other than legal title) to Buyer.

     SECTION 5.2 PRESERVATION OF BOOKS AND RECORDS; POST-CLOSING ACCESS. From and after the Closing Date, with respect to all matters, except for Tax matters as covered in Article VII, Buyer and Seller agree that they shall preserve and keep the books and records relating to the Business for a period equal to the longer of seven years or the closing of all Tax years ending earlier than January 1, 2003 and shall make their books and records and employees available to each other, as the case may be, as may be reasonably required in connection with any legal proceedings against or governmental investigations of Seller or government reporting obligation of the parties hereunder or for any other reasonable business purpose arising from or relating to the Business, during regular business hours and upon the prior written request thereto by the other party, as the case may be. If any of the parties hereto wish to move any such books or records, such party shall first give 10 days prior written notice to the other party, including the address of the location to which such books or records shall be moved.

     SECTION 5.4 FURTHER ASSURANCES. After the Closing, Seller and Shareholders shall, at Buyer's reasonable request and without further consideration, except for reimbursement of reasonable out-of-pocket expenses incurred by Seller or Shareholders, execute such additional instruments of conveyance and transfer and provide to Buyer such additional documents as Buyer may require more effectively to convey and transfer the Assets to Buyer.

     SECTION 5.5 SALES AND TRANSFER TAXES. Seller and Shareholders shall be responsible and liable for all sales and transfer taxes including the filings of all necessary Tax Returns, if any, that may be due as a result of or arise from the sale and transfer of the Assets to Buyer. Seller and Shareholders, jointly and severally, hereby indemnify and shall hold Buyer harmless from any liability or expense in connection with any such sales or transfer taxes.

     SECTION 5.6 NAME CHANGE. Within 10 days after the Closing Date, Seller shall change its corporate name to remove the word "Gates," provided, however, that Seller is permitted use the remainder of its existing stock of forms, letterhead, checks and similar stationary.

                                   ARTICLE VI
                                EMPLOYEE MATTERS

     SECTION 6.1 EMPLOYEES. On or immediately after the Closing Date, Buyer shall offer to employ certain Active Employees. Nothing in this Agreement shall be construed as limiting in any way the right of Buyer at any time after the Closing Date to terminate the employment of any Active Employee or to modify benefits or other terms of employment of such employees.

     SECTION 6.2 RETAINED OBLIGATIONS. Seller shall retain any and all obligations in relation to Employees not offered employment with Buyer, and in relation to such Active Employees offered employment, for any obligations relating thereto arising during such Employees' employment with Seller, or otherwise pursuant to any plan, program or arrangement sponsored by Seller or its Affiliates including, but not limited to, the Employee Benefit Plans and Seller shall retain any and all liabilities, including, but not limited to, severance payments, pertaining to Employees. As of the Closing, Seller shall have paid all outstanding compensation, bonuses, accrued vacation pay and commissions to Employees, all of which shall be deemed vested at the Closing.

                                   ARTICLE VII
                                   TAX MATTERS

     SECTION 7.1 TAX RETURNS. All material returns and reports of all Taxes of Seller which constitute Retained Liabilities hereunder including, without limitation, consolidated federal, state or foreign income Tax Returns and declarations of estimated tax and tax reports, including any schedules or attachments thereto and including any amendment thereof, required to be filed after the Closing Date by Seller with respect to Taxes for periods prior to the Closing Date which, if unpaid, might result in a lien on any of the Assets shall be filed by Seller and all Taxes payable pursuant thereto shall be paid by Seller.

     SECTION 7.2 COOPERATION. Buyer and Seller and their respective Affiliates shall cooperate in the preparation and defense of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such returns, and furnishing such other information within such party's possession requested by the party filing such returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information. After the Closing Date, each of Seller and Buyer shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any period beginning prior to the Closing Date.

     SECTION 7.3 ACCESS TO AND DESTRUCTION OF BOOKS AND RECORDS.

     (a) For a period of time expiring 30 days after the expiration of the applicable statute of limitations, Seller and Buyer shall provide the other with reasonable access during normal business hours to its books and records to the extent they relate to the condition or operation of the Business prior to the Closing and are requested to prepare Tax Returns, to respond to third party claims or for any other legitimate business purpose specified in writing. Seller and Buyer shall each have the right, at its own expense, to make copies of any such books and records.

     (b) Neither Seller nor Buyer shall destroy any books or records during the period described in (a) above to the extent that they relate to the condition or operation of the Business prior to the Closing without first offering to turn over possession to the other by written notice at least 90 days prior to the proposed date of destruction.

     SECTION 7.4 CONFIDENTIALITY. Each of Seller and Buyer may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Article VII and to condition access to materials that it deems confidential to the execution and delivery of any agreement by the other party not to disclose or misuse such information.

     SECTION 7.5 ALLOCATION OF TOTAL PURCHASE PRICE. The parties hereto agree to allocate the Total Purchase Price in accordance with Schedule 7.5 attached hereto, consistent with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed upon between the parties. The parties recognize that the Total Purchase Price does not include the Buyer's acquisition expenses and that Buyer shall allocate such expenses appropriately. The parties agree to act in accordance with the computations and allocations as determined pursuant to this Section 7.5 in any relevant Tax

Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state, and foreign law, and to cooperate in the preparation of any such 1060 Forms and to file such 1060 Forms in the manner required by applicable law. Buyer shall prepare and deliver to Seller within 120 days after the Closing Date a Form 8594, required to be filed under section 1060 of the Code.

     SECTION 7.6 TAX EXAMINATIONS. Seller and its duly appointed representatives, at Seller's expense, shall have the sole right to supervise or otherwise coordinate any Tax examination process and to negotiate, resolve, settle or contest any asserted adjustment to income or deficiency in any Tax, or assert and prosecute any claim for refund of Taxes for taxable periods ending on or before the Closing Date, provided that Seller shall not settle, resolve or compromise such examination without the consent of Buyer if such settlement, resolution or compromise could adversely affect the Business or the Assets. Seller shall be entitled to participate at its expense in the defense of any such claim relating to any taxable period that includes the Closing Date and, with written consent of Buyer at Seller's sole expense, may assume the entire defense of such claim.

                                  ARTICLE VIII
         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDERS

     The obligations of Seller and Shareholders to be discharged under this Agreement at the Closing are subject to satisfaction of the following conditions at the Closing (unless expressly waived in writing by Seller or Shareholders, in their discretion, at the Closing):

     SECTION 8.1 CERTIFICATES FROM BUYER. Buyer shall deliver to Seller and
Shareholders:

     (a) A certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying to the truth and accuracy of the representations and warranties made by Buyer in Section 4.2 and the fulfillment of conditions set forth in this Article VIII;

     (b) Certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and each of the documents to be delivered by Buyer pursuant hereto, and authorizing Buyer to execute and deliver this Agreement and the other documents to be delivered by Buyer pursuant hereto, and to perform the transactions contemplated herein or therein; and

     (c) An incumbency certificate for the officers signing documents on behalf of Buyer pursuant to this Agreement.

     SECTION 8.2 NO LEGAL ACTION. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

     SECTION 8.3 INITIAL PURCHASE PRICE. Buyer shall have delivered to Seller the Initial Purchase Price.

     SECTION 8.4 ESCROW OF TRADEMARK ASSIGNMENTS. Buyer shall have delivered to Seller the Escrow of Trademark Assignments as security for Buyer's payment of the Deferred Purchase Price, substantially in the form attached hereto as
Exhibit 8.4.

     SECTION 8.5 LEGAL OPINION. Seller and Shareholders shall have received an opinion of Porter, Wright, Morris & Arthur LLP, counsel for Buyer, dated the Closing Date, in form satisfactory to Seller.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to be discharged under this Agreement at the Closing are subject to satisfaction of the following conditions at the Closing (unless expressly waived in writing by Buyer, in its discretion, at the Closing):

     SECTION 9.1 CERTIFICATES FROM SELLER AND SHAREHOLDERS. Seller and Shareholders shall deliver to Buyer:

     (a) With respect to Seller, a certificate, dated as of the Closing Date, signed by an officer of Seller, and with respect to Shareholders, a certificate, dated as of the Closing Date, signed by each Shareholder, certifying to (i) the truth and accuracy of the representations and warranties given in Section 4.1 and the fulfillment of conditions set forth in this Article IX, and to (ii) the payment of all amounts due to the three employees listed on Schedule 9.10;

     (b) Certified copies of the resolutions of the Board of Directors and Shareholders of Seller approving this Agreement and each of the documents to be delivered by Seller pursuant hereto, and authorizing Seller and Shareholders to execute and deliver this Agreement and the other documents to be delivered by Seller and Shareholders pursuant hereto, and to perform the transactions contemplated herein or therein;

     (c) An incumbency certificate for the officers signing documents on behalf of Seller pursuant to this Agreement;

     (d) Payment of all amounts due from Seller to the three employees listed on
Schedule 9.10; and

     (e) A receipt with respect to the Initial Purchase Price.

     SECTION 9.2 NO LEGAL ACTION. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

     SECTION 9.3 RELEASE OF ENCUMBRANCES. Seller shall have obtained a release or releases or other appropriate documents as may be necessary to cancel or release any and all Encumbrances encumbering or otherwise affecting any of the Assets.

     SECTION 9.4 BILL OF SALE. Seller shall have delivered to Buyer an executed Bill of Sale and Assignment substantially in the form attached hereto as Exhibit 9.4, and such other instruments of transfer and conveyance as shall reasonably be requested by Buyer for the transfer of all of Seller's right, title, and interest to the Assets.

     SECTION 9.5 REQUIRED CONSENTS. All Required Consents shall have been obtained in form and substance acceptable to Buyer and delivered to Buyer, including the assignment with no material adverse change in the terms or conditions of the Contracts, Permits, instruments or documents to which such consents apply and the effectiveness of such consents shall be subject to no condition except the written agreement of Buyer to be bound by the terms and conditions of the Contracts, Permits, instruments or documents to which such consents apply.

     SECTION 9.6 LETTERS OF CREDIT. Seller and Buyer will request for the transfer to Buyer of the letters of credit listed on Schedule 9.6 attached hereto.

     SECTION 9.7 LIABILITY INSURANCE BINDER. Seller shall have included Buyer as an additional loss payee on Seller's liability insurance binder relating to $550,000 of inventory at Seller's facility in Johnstown, which binder will be in effect from April 11, 2003, until May 10, 2003.

     SECTION 9.8 ASSIGNMENT OF LICENSE. Seller shall have delivered to Buyer an assignment of its license to Harrison Technologies, Inc. relating to the mark "Triad."

     SECTION 9.9 NON-COMPETITION AND NON-SOLICITATION AGREEMENT. Seller shall have delivered to Buyer an executed Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit 9.9.

     SECTION 9.10 EMPLOYMENT RELATIONSHIPS. All of the Key Employees listed on
Schedule 9.10 attached hereto shall have accepted employment with Buyer, and Buyer shall have entered into employment agreements, effective as of the Closing Date, on terms acceptable to Buyer, with such Key Employees.

     SECTION 9.11 CONSULTING AGREEMENT. Buyer shall have entered into a consulting agreement, effective as of the closing date, on terms acceptable to Buyer, with Robert Gates.

     SECTION 9.12 NON-COMPETITION AND NON-SOLICITATION AGREEMENT. Buyer shall have entered into non-competition and non-solicitation agreements, effective as of the Closing Date, on terms acceptable to Buyer, with the Key Employees and Robert Gates.

     SECTION 9.13 LEGAL OPINION. Buyer shall have received an opinion of Shatz, Schwartz and Fentin, P.C., counsel for Seller and the Shareholders, dated the Closing Date, in form satisfactory to Buyer.

                                    ARTICLE X
                                     CLOSING

     SECTION 10.1 CLOSING.

     (a) The Closing will be deemed effective as of 12:01 a.m., local time, on the Closing Date. The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously.

     (b) Seller shall have the Assets available for removal by Buyer within five days after Closing, and Buyer shall have 30 days from the Closing Date (the "Interim Period") to remove the Assets from Seller's premises in Johnstown, New York. Seller shall provide security for the Assets prior to removal in a manner consistent with the security and protection of its own assets prior to the Closing Date. There will be no charges to Buyer for the storage or security of the Assets during the Interim Period, and Seller shall provide Buyer access to the Assets during regular business hours. Expenses incurred in the removal of the Assets shall be paid by Buyer, except that Seller will pay any and all expenses related to the packing and loading of the Assets.

                                   ARTICLE XI
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     SECTION 11.1 SURVIVAL.

     (a) The representations and warranties made by Seller and Shareholders including, without limitation, statements contained in the Disclosure Schedule or any certificate or schedule delivered by Seller or Shareholders to Buyer pursuant to this Agreement shall be fully enforceable at law or in equity against Seller and Shareholders, and their respective successors and assigns, by Buyer and its successors and assigns, for 12 months after the Closing Date, except for the representations and warranties set forth in Sections 4.1(a), 4.1(b) and 4.1(l) (with respect to title), which shall survive the Closing without limitation.

     (b) The representations and warranties made by Buyer, including, without limitation, statements contained in any certificate delivered by Buyer to Seller and Shareholders pursuant to this Agreement, shall survive the Closing, and shall be fully enforceable at law or in equity against Buyer and its successors and assigns, by Seller and Shareholders, and their respective successors and assigns, for 12 months after the Closing Date.

     (c) The covenants made by each of the parties, except as they may be fully performed and discharged prior to or contemporaneously with the Closing, shall survive the Closing, and shall be fully enforceable at law or in equity against the respective party, and their respective successors and assigns, until fully performed and discharged.

     SECTION 11.2 INDEMNIFICATION OF BUYER. Seller and Shareholders, jointly and severally, shall indemnify and hold Buyer and its Affiliates and their directors, officers, employees and agents harmless from:

     (a) Any and all loss, liability, claim, or damage (i) arising out of or related to the Retained Liabilities, (ii) resulting from the breach or alleged breach by Seller or Shareholders of any representation or warranty set forth in this Agreement or the documents delivered hereunder, (iii) resulting from any breach or alleged breach by Seller or Shareholders of any covenant set forth in this Agreement or the documents delivered hereunder, or (iv) resulting from the waiver of compliance with or failure to comply with any bulk sale or bulk transfer law, in any case whether or not arising out of any claim from any third party; and

     (b) Any cost or expense, including reasonable attorneys' fees and expenses (except when Seller or Shareholders is defending the claim in accordance with Section 11.3), of Buyer or any of its Affiliates incident to a loss, liability, claim or damage for which Buyer or any of its Affiliates is indemnified pursuant to Section 11.2(a), in any case whether or not arising out of any claim from any third party.

     Notwithstanding anything herein to the contrary:

     (y) The Shareholders shall not have any liability hereunder in excess of $1,500,000; and

     (z) The Seller shall not have any liability hereunder in excess of the Total Purchase Price.

     SECTION 11.3 NOTICE TO SELLER AND SHAREHOLDERS. If Buyer becomes aware of facts or events giving rise to obligations of Seller or Shareholders to indemnify Buyer or any of its Affiliates or their directors, officers, employees and agents under Section 11.2, including such amounts below the cumulative amount set forth in Section 11.2 above, Buyer shall notify Seller and Shareholders of such fact or event in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or that may be asserted by reason thereof. Such notice shall be given within a reasonable time of the discovery by Buyer or any of its Affiliates of facts that constitute the basis for a claim against Buyer or any of its Affiliates that may give rise to a right of indemnity, or promptly following receipt of notice of the assertion of a claim against Buyer or any of its Affiliates that may give rise to a right of indemnity, whichever shall occur first; provided that failure to so notify Seller and Shareholders of any such claim shall discharge Seller or Shareholders of its liabilities and obligations hereunder only if and to the extent that Seller or Shareholders is materially prejudiced thereby. If a claim is asserted against Buyer or any of its Affiliates that may give rise to a right of indemnity, Buyer shall allow Seller or Shareholders to, and Seller or Shareholders shall, at its expense, defend against, compromise or settle such claim with counsel of Seller's or Shareholders' selection subject, in any case, to Buyer's approval, not to be unreasonably withheld or delayed. As a condition of Seller's and Shareholders' obligation under Section 11.2,

Buyer shall, at its own expense, provide such documents, records and other evidence in its possession, and access to such employees, as Seller or Shareholders may reasonably request, shall cooperate with Seller and Shareholders in defending such claim, and shall take no other action with regard to an indemnified claim or any investigation, proceeding or action relating thereto, that is in derogation of Seller's or Shareholders' right of control or that has not been specifically requested or approved in advance by Seller or Shareholders.

     SECTION 11.4 INDEMNIFICATION OF SELLER AND SHAREHOLDERS. Buyer shall indemnify and hold harmless Seller and Shareholders from any loss, liability, claim, damage, cost or expense, including reasonable attorneys' fees and expenses (except when Buyer is defending the claim in accordance with Section 11.5) (i) resulting from the breach or alleged breach by Buyer of any representation, covenant or warranty set forth in this Agreement, (ii) arising out of or related to the Liabilities of the Business arising after the Closing;
(iii) resulting from any breach or alleged breach by Buyer of any covenant set forth in this Agreement; or (iv) resulting from Buyer's failure to perform its duties under any contracts assigned by Seller to Buyer under this Agreement.

     SECTION 11.5 NOTICE TO BUYER. If Seller or any Shareholder becomes aware of facts or events giving rise to obligations of Buyer to indemnify Seller or Shareholders under Section 11.4, Seller or Shareholders shall notify Buyer of such fact or event in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or that may be asserted by reason thereof. Such notice shall be given within reasonable time of the discovery by Seller or Shareholders of facts that constitute the basis for a claim against Seller and Shareholders that may give rise to a right of indemnity, or promptly following receipt of notice of the assertion of a claim against such Seller or Shareholders that may give rise to a right of indemnity, whichever shall occur first; provided, that failure to so notify Buyer of any such claim shall discharge Buyer of its liabilities and obligations hereunder only if and to the extent that Buyer is materially prejudiced thereby. If a claim is asserted against Seller or Shareholders that may give rise to a right of indemnity, Seller and Shareholders shall allow Buyer to, and Buyer shall, at its expense, defend against, compromise or settle such claim with counsel of Buyer's selection. As a condition of Buyer's obligation under Section 11.4, Seller and Shareholders, at their own expense, shall provide such documents, records and other evidence in its possession, and access to such employees, as Buyer may reasonably request, shall cooperate with Buyer in defending such claim, and shall take no other action with regard to any indemnified claim or any investigation, proceeding or action relating thereto, that is in derogation of Buyer's right of control or that has not been specifically requested or approved in advance by Buyer.

     SECTION 11.6 RIGHT OF SET-OFF. Buyer shall have the right to set-off from the Deferred Purchase Price the amount, if any, necessary to fulfill the indemnification obligations of Seller and Shareholders provided in Section 11.2 hereof. Buyer will give Seller 15 days advance written notice of its intent to set-off any portion of the Deferred Purchase Price. If the precise amount of the set-off cannot be determined prior to the payment date of any portion of the Deferred Purchase Price, Buyer will provide Seller with an estimate of the amount of the set-off and Buyer shall be entitled to retain such estimated amount until the claim for set-off is resolved.

                                   ARTICLE XII
                                  MISCELLANEOUS

     SECTION 12.1 AMENDMENTS. The parties may only amend, modify or supplement this Agreement in such manner as may be agreed upon by both of them in writing signed by an authorized officer or representative of such party.

     SECTION 12.2 WAIVERS. Except as otherwise provided in Article XII, the parties may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement in writing signed by an authorized officer or representative of such party.

     SECTION 12.3 NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by telecopy or prepaid overnight courier:

     (a) If to Buyer, to:             Rocky Shoes & Boots, Inc.
                                      39 East Canal Street ..
                                      Nelsonville, Ohio 45704
                                      Attention: Mike Brooks
                                          President and Chief Executive Officer

         With a copy to:              Curtis A. Loveland, Esq.
                                      Porter, Wright, Morris & Arthur LLP
                                      41 South High Street
                                      Columbus, Ohio 43215

     (b) If to Seller, to:            Gates-Mills, Inc.
                                      Harrison Street, P.O. Box 547
                                      Johnstown, New York  12095
                                      Attention: Robert Gates

         With a copy to:              Steven J. Schwartz, Esq.
                                      Shatz, Schwartz and Fentin, P.C.
                                      1441 Main Street
                                      Springfield, Massachusetts 01103

     (c) If to Shareholders, to:      Robert Gates
                                      Elizabeth Gates Camarra
                                      c/o Gates-Mills, Inc.
                                      Harrison Street, P.O. Box 547
                                      Johnstown, New York  12095

     Any notice or other communication transmitted in accordance with this
Section 15.3 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.

     SECTION 12.4 ENTIRE AGREEMENT. The Disclosure Schedule and the Schedules and Exhibits attached hereto are incorporated into this Agreement by reference. This Agreement, the Disclosure Schedule and the Schedules and Exhibits hereto embody the entire agreement between the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the parties or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby.

     SECTION 12.5 ASSIGNABILITY; THIRD-PARTY RIGHTS. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party; provided, notwithstanding the preceding, Buyer may assign its rights and obligations under this Agreement to a subsidiary of Buyer. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect. In the event that any assignment is validly made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation any Employees, any rights or remedies under, or by reason of, this Agreement.

     SECTION 12.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to Ohio conflict of law rules. The parties designate the state or federal courts sitting in Columbus, Franklin County, Ohio, as the exclusive courts of competent jurisdiction and venue of any actions or proceedings relating to this Agreement and hereby irrevocably consent to such designation, jurisdiction and venue.

     SECTION 12.7 HEADINGS; DEFINITIONS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms defined in this Agreement in the plural shall mean the singular of such plural term where the context of the Agreement indicates the propriety of such singular use, and vice versa.

     SECTION 12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     SECTION 12.9 BULK TRANSFER WAIVER. Seller and Shareholders hereby waive compliance by Buyer with the requirements of Article 6 of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction and all other applicable bulk sales or bulk transfer laws; provided, however, nothing in this Section
15.9 shall be construed to undermine Seller's absolute obligation to pay and discharge all Retained Liabilities. Notwithstanding the foregoing, Seller and Shareholders shall cooperate with Buyer to the extent Buyer chooses to comply with the requirements of any applicable bulk sales or bulk transfer law.

     SECTION 12.10 EXPENSES. Except as otherwise specifically provided herein, each party will pay its own expenses, fees and transaction costs in connection with the transaction contemplated hereby and all fees payable to any advisors or brokers retained by it in connection with the transaction.

     SECTION 12.11 PUBLICITY. So long as this Agreement is in effect, each of the parties hereto (i) shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or other announcement to any person with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall (A) limit the right of each of the parties hereto and their Affiliates to make a legally required filing or communication, provided, however, to the extent possible, such party shall consult with the other party before making such filing or communication, or responding to any communications initiated by any non-affiliated person, including but not limited to, any Governmental Authority or any person to whom a Required Consent relates, (B) prohibit either party hereto (or its Affiliates) from initiating communications with, and making presentations to any Governmental Authority relating to the transactions contemplated hereby if such party gives prior notice thereof to the other party hereto, (C) prohibit Buyer or Seller or any of their respective Affiliates from communicating with any third party information in any way relating to the transactions that have been made known to the general public, or (D) prohibit Buyer or Seller from contacting a third party in connection with securing a Required Consent or other consent or approval in connection with the consummation of the transactions contemplated by this Agreement; (ii) shall cooperate fully with the other party hereto with respect to issuing or publishing any press release, or other announcement or other written communication to any non-affiliated person and preparing written and oral communications to the employees and agents of each party hereto with the purpose of effectuating the transactions in the best interest of the parties and the Business; and (iii) shall promptly notify the other party of any announcements which are made to Affiliates and any communications received from and responses provided to non-affiliated persons, in either case, with respect to this Agreement or the transactions contemplated hereby.

                                  ARTICLE XIII
                                   DEFINITIONS

     SECTION 13.1 DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall be defined as follows:

     "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "ACTIVE EMPLOYEES" means all current Employees as of the date of this Agreement.

     "AFFILIATE" means, with respect to any Person, any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (including without limitation its respective officers, directors and employees); provided that in no event shall Buyer or the Business be treated as an Affiliate of Seller, nor shall any person directly or indirectly controlled by Buyer or the Business (including, without limitation, its officers, directors and employees) as a result of such person's relationship with Buyer or the Business be treated as an Affiliate of Seller. For this purpose, "control" means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "ASSETS" means the tangible and intangible assets set forth below:

               (i) The raw materials inventory selected by Buyer and listed on
          Schedule 13.1(a) attached hereto;

               (ii) All finished goods inventory selected by Buyer and listed on
          Schedule 13.1(b) attached hereto;

               (iii) All advertising, promotional, and marketing materials (historical and current);

               (iv) All trade show booths and fixtures;

               (v) All samples and sample boards;

               (vi) All customer lists (names, addresses, telephone numbers and contacts) and data, sales records, correspondence, and files (electronic and paper versions);

               (vii) All sales representative records, correspondence, and files;

               (viii) All product patterns and designs;

               (ix) All fixtures, supplies, and equipment used in research and development and in production at Seller's facility in Johnstown, New York;

               (x) All packaging materials on hand for distribution of the finished goods inventory;

               (xi) All Intellectual Property;

               (xii) Subject to Section 5.1, all Contracts;

               (xiii) Subject to Section 5.1, all Permits necessary for the operation of the Business;

               (xiv) All 800, 888 or similar long distance telephone numbers used by Seller for any reason, including customer calls, order facsimiles, and credit facsimiles;

               (xv) All web site domain names or URLs used in Seller's business; and

               (xvi) All UPC codes and manufacturing identification numbers used in Seller's business.

     "ASSUMED LIABILITIES" means only the liabilities associated with the delivery of products under the Contracts acquired by Buyer at Closing.

     "BUYER TRANSACTION DOCUMENTS" means this Agreement and each other document to be executed and delivered by Buyer pursuant hereto.

     "CLOSING" means the consummation of the transactions contemplated by this Agreement.

     "CLOSING DATE" means the date of this agreement.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONTRACTS" means all customer purchase orders relating to the Assets to be acquired by Buyer.

     "COPYRIGHTS" means copyrights and works of authorship in any media, including computer programs, hardware, software, systems, databases and related items, Internet site content, catalogs, charts, diagrams, descriptive texts, advertising and promotional materials and literature, manuals and reports and other related documentation, drawings and models, and the materials or media embodying the foregoing.

     "DEFERRED PURCHASE PRICE" means the portion of the Total Purchase Price to be determined in accordance with Section 3.3 hereof.

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule, dated as of the date hereof, and updated through the Closing Date, and forming a part of this Agreement.

     "EMPLOYEE" means any former employee or Active Employee of the Business, whether employed directly by Seller or Shareholders.

     "EMPLOYEE BENEFIT PLAN" means each employee benefit plan as defined in
Section 3(3) of ERISA, pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination, employment or any other employee benefit plan, program, arrangement, agreement or policy and any trusts related thereto, to which Seller contributes or is obligated to contribute or under which Seller may have any liability with respect to any of the Employees and, in each case, under which any Employee (or their respective beneficiaries or dependents) is eligible to participate or to accrue a benefit.

     "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

     "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

     "ENVIRONMENTAL LIABILITIES" means any loss, damage or expense of any kind or nature (including without limitation fines, penalties, investigation expenses, costs of remediation or removal, natural resource damages, consequential or incidental damages, personal injury, including death, or property damage) resulting from a claim, suit, cause of action, proceeding, order, arbitration, request for information, administrative action or settlement brought, or presented or threatened by any party whatsoever (including without limitation any Governmental Authority, employees of the Business, purchasers or users of products of the Business, and owners, lessees or occupants of any properties) arising out of or based on the actual or alleged acts or omissions of any person with respect to any (A) actual or alleged treatment, handling, use, generation, transportation, incorporation into any product, presence, recycling, storage, disposal or release (as these terms are defined under any Environmental Law) of a Hazardous Material or any tanks, drums or containers thereof or (B) actual or alleged violation of any Environmental Law and in either case (A) or (B): (i) arising from the operations of the Business (including, without limitation, recycling or disposing of Hazardous Materials directly or indirectly, at any location); or (ii) with respect to any property (including the air, soil, groundwater, surface water, or within any buildings or structures) which is or has been owned, leased or occupied with respect to the operations of the Business.

     "ENVIRONMENTAL PERMITS" means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

     "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential non-compliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may affect the Business or the Assets.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations of the Internal Revenue Service promulgated thereunder.

     "ERISA PLAN" means an employee benefit plan (other than a Multiemployer Plan as defined in 4001(a)(3) of ERISA) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or
Section 302 of ERISA and that is maintained or contributed to by Seller or any corporation or trade or business that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member, or with respect to which Seller could incur liability.

     "EXCLUDED ASSETS" means all assets of the Seller other than those defined in "Assets" above.

     "EXCLUDED INVENTORY" means all inventory of the Seller other than that defined in "Assets" above.

     "FINANCIAL STATEMENTS" means collectively (i) the 2002 Financial Statements, (ii) the balance sheet of Seller as of December 31, 2001 and the related statements of revenue, expenses, and retained earnings for the year ended December 31, 2001, together with related notes, schedules, and supplemental information.

     "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "GOVERNMENTAL AUTHORITY" means any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal, judicial, or arbitral body.

     "GOVERNMENTAL ORDER" means any order, rules, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

     "HAZARDOUS MATERIAL" means a hazardous material or substance, petroleum or petroleum product, toxic substance, hazardous, or special waste, contaminant, chemical, pollutant, or any other substance as defined as such or regulated or that could result in liability under any Environmental Law.

     "INVENTORY PURCHASE PRICE" means the sum of (i) the actual cost of the raw materials inventory, and (ii) the lower of the actual cost or market cost of the finished goods inventory, which shall be agreed upon by the parties hereto at the time of Closing.

     "INITIAL PURCHASE PRICE" means $1,470,000 and the Inventory Purchase Price, payable in cash in United States dollars, by wire transfer of immediately available funds in accordance with written instructions provided to Buyer by Seller.

     "INTELLECTUAL PROPERTY" means all Patents, Trademarks, Copyrights, and U.S. and foreign intellectual property, and the goodwill pertaining to the foregoing, including without limitation (i) trade secrets, know-how, formulae, research projects completed or in process, software codes, customer and supplier lists, accounts and records, web site domain names and URLs, UPC codes and manufacturing identification numbers, and other confidential information; (ii) all registrations, applications, recordings and licenses or other agreements related thereto; (iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and (iv) the right to sue at law or in equity for any infringement or other impairment of the foregoing, including the right to collect damages and proceeds therefrom, including, without limitation, the Intellectual Property listed in Section 4.1(k) of the Disclosure Schedule;

     "IP ASSETS" means all Intellectual Property that is used or usable by Seller in connection with the Business, including (A) all registrations and applications related thereto that have been submitted to any Governmental Authority, and (B) all material unregistered IP Assets, and (C) each and every IP License.

     "IP LICENSE" means any license, sublicense, consent-to-use agreement and other agreement concerning any IP Assets to which Seller and/or an Affiliate is a party.

     "KNOWLEDGE" means those facts that are known or should have been known after reasonable investigation.

     "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

     "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or not, or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "MATERIAL ADVERSE CHANGE" means any change in, or effect on the Business that, individually or in the aggregate is, or could reasonably be expected to be, materially adverse to the Business, Assets, prospects, employee relations, management or customer relations, operations, or financial condition of the Business, except for any change or effect resulting from general economic, financial or market conditions or any enactment of Laws applicable to companies in the same business as Seller.

     "NET SALES" means sales less discounts, returns, and allowances in the ordinary course of business and consistent with Buyer's normal business practices.

     "PATENTS" means inventions, discoveries, processes, designs, industrial designs, techniques, manufacturing methods, processes, specifications, drawings, sketches, tools, tooling devices, prototypes, molds, fixtures, developments, technology, and related improvements and know-how, whether or not patented or patentable.

     "PERMITS" means any and all permits, licenses, certificates of authority, orders, or approvals of, or filings, applications, or registrations with, all Governmental Authorities.

     "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "REQUIRED CONSENTS" means those Consents required to be obtained from third parties as a condition to Closing to consummate the transactions contemplated by this Agreement, as specifically identified in Schedule 4.1(c) attached hereto.

     "RETAINED LIABILITIES" means any and all Liabilities of Seller other than the Assumed Liabilities, whether or not disclosed in the 2002 Financial Statements, which shall include, without limitation, the following:

          (i) Any Liabilities with respect to any Employees or third parties arising under any of the Employee Benefit Plans, and any Liabilities to any Employees arising out of any circumstances, events or actions occurring on, prior to or as of the Closing Date, including but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers' compensation, or other employment-related matters or any Liabilities associated with severance payments due or to become due to the Employees, whether arising from the consummation of the transactions contemplated hereby, or otherwise;

          (ii) Any Environmental Liabilities or any liabilities related to the release, disposal, discharge, treatment or storage of Hazardous Materials arising out of or relating to the Business or the Assets or relating to or arising out of any circumstances, events or actions occurring on, prior to or as of the Closing Date;

          (iii) Any Liabilities relating to or arising out of Actions against the Business or the Assets which are pending or threatened as of, or relating to or arising out of any circumstances, events or actions occurring on, prior to, or as of the Closing Date;

          (iv) Any Liabilities, including warranty Liabilities, arising from defects or alleged defects in the services performed or products made by the Business on, prior to or as of the Closing Date or alleged or actual failure to warn of any of the foregoing;

          (v) Any Liabilities arising from infringement of Intellectual Property Rights or breach of contract occurring at any time on, prior to or as of the Closing Date;

          (vi) Any Liabilities for Taxes arising out of or relating to the Business or the Assets or relating to or arising out of any circumstances, events or actions occurring on, prior to or as of the Closing Date; and

          (vii) Any Liabilities in respect of any indebtedness of Seller, whether payable or owing to a bank, any other financial institution, or any third party (other than for trade payables incurred in the ordinary course of business), including any Affiliate or any present or former Shareholders of Seller arising out of any circumstances, events or actions occurring on, prior to or as of the Closing Date.

     "SELLER TRANSACTION DOCUMENTS" means this Agreement and each other document to be executed and delivered by Seller pursuant hereto.

     "TAXES" means federal, state, local, foreign and provincial income, capital gains, gross receipts, profits, real property, personal property, payroll, employment, social security, unemployment, stamp, severance, excise, license, customs, duties, use, transfer, sales, mercantile, value added, capital stock, franchise or other taxes, including, without limitation, estimated taxes relating thereto and any interest and penalties imposed thereon, whether disputed or not.

     "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement, estimated reports, including in each case any schedule or attachment thereto, and including any amendment thereof.

     "TOTAL PURCHASE PRICE" shall mean the sum of: (i) the Initial Purchase Price and (ii) the Deferred Purchase Price.

     "TRADEMARKS" means trademarks, service marks, trade names, brand names, corporate names, domain names and URLs, logos and trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto, as Seller or Shareholders may have.

     "2002 FINANCIAL STATEMENTS" means the balance sheet of Seller as of December 31, 2002 and for the year ended December 31, 2002 the related statements of revenue, expenses, and retained earnings and cash flows, together with related notes, schedules, and supplemental information.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

                             BUYER:

                             ROCKY SHOES & BOOTS, INC.

                             By:  /s/ Mike Brooks
                                  --------------------------------------------
                             Name:   Mike Brooks
                                    ------------------------------------------
                             Title:  President and CEO
                                     -----------------------------------------

                             SELLER:

                             GATES-MILLS, INC.

                             By:   /s/ Robert S. Gates
                                   -------------------------------------------
                             Name:  Robert S. Gates
                                    ------------------------------------------
                             Title:  President
                                     -----------------------------------------

                             SHAREHOLDERS:

                             ROBERT GATES

                                   /s/ Robert S. Gates
                             -------------------------------------------------

                             ELIZABETH GATES CAMARRA

                                   /s/ Elizabeth Gates Camarra
                             -------------------------------------------------